Exhibit 99.1





NEWS RELEASE


FOR IMMEDIATE RELEASE:  Tuesday, April 3, 2001

SCHULER HOMES AND WESTERN PACIFIC HOUSING CLOSE MERGER

         Honolulu, Hawaii -- Schuler Homes, Inc. (NASDAQ: SHLR) and Western Pacific Housing today announced their successful merger, creating one of the top fifteen homebuilders in the United States. The combined company will be one of the largest homebuilders in California, among the top three homebuilders in Colorado, Washington, Oregon and Hawaii with a growing presence in Arizona. The combined company will retain the name of Schuler Homes, Inc.

James K. Schuler, President, Chief Executive Officer and Co-Chairman of the Board and Eugene S. Rosenfeld, Co-Chairman, commented in a joint statement, "This merger of equals creates a well-diversified homebuilder operating in some of the strongest markets in the nation, with an experienced management team possessing significant local market expertise and a solid history of growth and high profitability. The combination of Schuler Homes with Western Pacific will effectively double the size and equity market capitalization of the Company. The immediate increase in market capitalization, depth and experience of the combined management team, and greater access to public markets should provide us with economies of scale and financing alternatives that have the potential for greater returns for our shareholders. The integration of operations and corporate functions are well underway. We are in the process of implementing strategic operational and financial initiatives for our combined company. These strategic initiatives include a continued focus on achieving high margins, the enhanced use of technology to further improve operating performance, and reduction of the company's cost of capital."

Mr. Schuler and Mr. Rosenfeld further commented, "Combined, we completed the fiscal year ended March 31, 2001, with over 4,650 unit closings, revenues in excess of $1.3 billion, and anticipate over $75 million in net earnings. We continue to see a positive reaction from consumers in our markets, resulting in new sales orders and pricing which we believe will allow us to achieve revenue growth in the 10% to 15% range for fiscal 2002. Accordingly, we expect revenue for fiscal 2002 to exceed $1.5 billion and with net income in excess of $86 million."

For further information, please review the Company's recent Investor Presentation which has been filed with the SEC on Form 8-K and can be accessed through the Company's web site at www.schulerhomes.com.

The combined company will benefit from an executive management group with significant industry experience and previous merger and acquisition successes. James K. Schuler is President, Chief

Executive Officer and Co-Chairman of the combined company; Eugene S. Rosenfeld serves as Co-Chairman; Craig Manchester is Executive Vice President and Chief Operating Officer; Pamela S. Jones is Executive Vice President and Chief Investment Officer; Thomas Connelly is Senior Vice President and Chief Financial Officer.

Schuler Homes designs, builds, and markets single-family attached and detached homes to entry-level and first and second move-up buyers in major suburban markets in Northern California, Southern California, Colorado, Hawaii, Oregon, Washington, and Arizona.

The company has experienced, and expects to continue to experience, significant variability in sales and net income. Numerous factors contribute to this variability. The Company's historical financial performance is not necessarily a meaningful indicator of future results and, in general, the Company's financial results will vary from development to development, and from geographic area to geographic area.

Certain statements in this press release, including comments regarding anticipated results and business strategies for the 2001 and 2002 fiscal years, may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general and local economic conditions, the market for homes generally and in areas where the company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as well the Form S-4 Registration Statement and Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission in connection with the Schuler Homes and Western Pacific merger, for further discussion of these and other risks and uncertainties applicable to the Company's business.

For Further Information:

         Pamela S. Jones     Executive Vice President            (808) 521-5661
                             and Chief Investment Officer

         Thomas Connelly     Senior Vice President and CFO       (310) 563-2300


                                       7